Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

InspireMD, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Shares of common Stock, par value $0.0001 per share	457(c)	16,556,184	(2)	$2.685	(3)	$44,453,354.04	$0.00015310	$6,805.81
Total Offering Amount							$44,453,354.04		$6,805.81
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$6,805.81

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of 16,556,184 shares of the Registrant’s common stock, including (i) 6,791,380 shares of the Registrant’s common stock, and (ii) 9,764,804 shares of the Registrant’s common stock issuable upon the exercise of pre-funded warrants.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s shares of common stock on The Nasdaq Capital Market on August 1, 2025.